Press Release
TechnipFMC Announces Second Quarter 2019 Results

•	Total Company orders of $11.2 billion; book-to-bill of 3.3

•	Net income of $97 million and adjusted EBITDA of $450 million

•	Updated 2019 guidance for Subsea and Onshore/Offshore

LONDON, PARIS, HOUSTON, July 24, 2019 - TechnipFMC plc (NYSE: FTI) (Paris: FTI) today reported second quarter 2019 results.
Total Company revenue was $3,434.2 million. Net income was $97 million, or $0.21 per diluted share. These results included after-tax charges and credits totaling $78.6 million of expense, or $0.18 per diluted share; adjusted diluted earnings per share were $0.39.
Adjusted EBITDA, which excludes pre-tax charges and credits, was $450 million; adjusted EBITDA margin was 13.1 percent (Exhibit 9).
Other significant pre-tax items impacting the quarter, for which we do not provide guidance, included the following:

•	$18 million of foreign exchange losses included in corporate expense, or $0.03 per diluted share on an after-tax basis; and

•	$140.2 million of increased liability payable to joint venture partners included in interest expense, or $0.31 per diluted share on an after-tax basis.

Summary Financial Statements - Second Quarter 2019
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions, except per share amounts)	June 30, 2019	June 30, 2018	Change
Revenue	$3,434.2	$2,960.9	16.0%
Net income	$97.0	$105.7	(8.2%)
Diluted earnings per share	$0.21	$0.23	(8.7%)

Adjusted EBITDA	$450.0	$377.2	19.3%
Adjusted EBITDA margin	13.1%	12.7%	40 bps
Adjusted net income	$175.6	$131.8	33.2%
Adjusted diluted earnings per share	$0.39	$0.28	39.3%

Inbound orders	$11,179.6	$4,231.7	164.2%
Backlog	$25,781.9	$14,871.8	73.4%

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Doug Pferdehirt, Chairman and CEO of TechnipFMC, stated, “We achieved record inbound orders in the quarter, with total Company orders reaching $11.2 billion – a book-to-bill of 3.3. Onshore/Offshore inbound of $8.1 billion was also a new record for the business segment, driven by the award of Arctic LNG 2. In Subsea, first half orders have already exceeded the levels achieved in all of 2018, with inbound of $2.6 billion. Total Company backlog increased more than 75 percent since year-end to $25.8 billion.”
Pferdehirt continued, “In the subsea industry, iEPCI™ is a structural transformation that is occurring as a result of the creation of TechnipFMC, and this paradigm shift is accelerating. Integrated project awards have exceeded $3 billion for the first half of the year, and we have secured 100 percent of these awards. Importantly, integrated awards have accounted for more than 50 percent of our inbound orders in 2019. iEPCI™ has clearly proven to be a unique growth engine for TechnipFMC.”
“This momentum is evidenced by our recent award for Anadarko’s Golfinho development in Mozambique. TechnipFMC was a first-mover in the country, and this award further strengthens our leadership position. Golfinho is also our largest integrated subsea project to date and further highlights the differentiation of iEPCI™.”
Pferdehirt added, “In Onshore/Offshore, we are benefiting from the new wave of liquefied natural gas (LNG) projects. The LNG market growth continues to be underpinned by the structural shift towards natural gas as an energy transition fuel, helping to meet the increasing demand for energy while lowering greenhouse gases. Our demonstrated leadership in this important growth market will continue as we anticipate additional LNG awards in the coming quarters.”
“In the second quarter, we were awarded the Arctic LNG 2 project. This award exemplifies our experience in the delivery of large scale modularized fabrication for harsh environments. The project will bring on-stream nearly 20 million metric tonnes per annum of new capacity utilizing an innovative engineering solution developed during the FEED stage of the project. We will leverage our recent success from Yamal LNG through the continuity of leadership, execution model and lessons learned.”
Pferdehirt concluded, “This was a very strong quarter for TechnipFMC. The unprecedented level of order activity demonstrates that we are winning, with an intense focus on project selectivity and commercial differentiation. We reported solid improvements in total Company revenue and adjusted EBITDA. The strength of these results and significant growth in backlog give us even greater confidence that we will achieve our increased full year guidance and provide us with improved visibility as we look to 2020 and beyond.”

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Operational and Financial Highlights - Second Quarter 2019

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	June 30, 2019	June 30, 2018	Change
Revenue	$1,508.7	$1,217.4	23.9%
Operating profit	$94.6	$75.9	24.6%
Adjusted EBITDA	$186.2	$191.2	(2.6%)
Adjusted EBITDA margin	12.3%	15.7%	(340 bps)

Inbound orders	$2,632.7	$1,516.2	73.6%
Backlog	$8,747.0	$6,177.0	41.6%

Subsea reported second quarter revenue of $1,508.7 million, up 23.9 percent from the prior year. Revenue increased primarily due to higher project-related activity and growth in Subsea services. Integrated project activity continues to represent an increasing share of revenue.
Subsea reported operating profit of $94.6 million. Operating profit increased from the prior year, benefiting from the achievement of key milestones on projects nearing completion and increased project activity as well as lower purchase price accounting amortization.
Adjusted EBITDA was $186.2 million. Adjusted EBITDA decreased 2.6 percent from the prior-year results due to more competitively priced backlog, partially offset by the achievement of key milestones on projects nearing completion and increased project activity. Adjusted EBITDA margin decreased 340 basis points to 12.3 percent.
Vessel utilization rate for the second quarter was 69 percent, up from 55 percent in the first quarter, but down from 71 percent in the prior-year quarter.

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Second Quarter Subsea Highlights

•	Shell Appomattox (Gulf of Mexico)
Achieved early first production using TechnipFMC’s high-pressure, high-temperature (HP/HT) full-field subsea solution.

•	Neptune Fenja iEPCI™ (Norway)
Longest application of electrically trace-heated (ETH) pipe-in-pipe installation.

•	Shell Gumusut-Kakap 2 iEPCI™ (Malaysia)
All manufacturing and fabrication work completed; offshore installation campaign progressing.

•	Woodside Greater Enfield (Australia)
Completed the installation of subsea infrastructure.

Subsea inbound orders for the quarter were $2,632.7 million, resulting in a book-to-bill of 1.7. The following announced awards were included in the period:

•	Neptune Energy Duva and Gjøa P1 iEPCI™ Projects (North Sea)
Substantial* iEPCI™ contract from Neptune Energy for the Duva and Gjøa P1 Projects. The contract covers the delivery and installation of subsea equipment including umbilicals, rigid flowlines and subsea production system.
* A “substantial” award ranges between $250 million and $500 million.

•	ConocoPhillips TOR II iEPCI™ Project (North Sea)
Significant* iEPCI™ contract from ConocoPhillips for the TOR II development. This contract covers the delivery and installation of a subsea production system including installation of umbilicals, rigid flowlines and associated subsea equipment. This is the first iEPCI™ award by ConocoPhillips.
* A “significant” award ranges between $75 million and $250 million.

•	BP Thunder Horse Expansion iEPCI™ Project (Gulf of Mexico)
Significant* iEPCI™ contract by BP for the Thunder Horse South Expansion 2 Project. TechnipFMC will manufacture, deliver and install subsea equipment, including subsea tree systems, manifolds, flowline, umbilicals and subsea tree jumpers, pipeline end terminations, subsea distribution and topside control equipment. This is the second iEPCI™ awarded to TechnipFMC by BP following Atlantis Phase 3 in the first quarter of 2019.
* A “significant” award ranges between $75 million and $250 million.

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•	Anadarko Golfinho/Atum Project (Mozambique)
Major* contract award for the engineering, procurement, construction and installation of the subsea hardware system. TechnipFMC will execute the offshore installation scope with its consortium partner Van Oord and in cooperation with strategic major subcontractor, Allseas. TechnipFMC will execute its scope utilizing our integrated model - iEPCI™.
* A “major” award is over $1 billion.

•	Reliance MJ1 Project (India)
Significant* subsea contracts by Reliance Industries Limited for the MJ1 field. These contracts cover the fabrication and installation of flexible risers, rigid and flexible flowlines and umbilicals.
* A “significant” award ranges between $75 million and $250 million; the total value of all contracts is also within this range.

Subsea Estimated Backlog Scheduling as of June 30, 2019 (In millions)	Consolidated backlog*	Non-consolidated backlog**
2019 (6 months)	$2,480.5	$90.9
2020	$3,465.5	$135.6
2021 and beyond	$2,801.0	$647.3
Total	$8,747.0	$873.8
* Backlog does not capture all revenue potential for subsea services.
** Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

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Onshore/Offshore

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	June 30, 2019	June 30, 2018	Change
Revenue	$1,505.0	$1,342.4	12.1%
Operating profit	$274.0	$171.3	60.0%
Adjusted EBITDA	$281.9	$170.9	65.0%
Adjusted EBITDA margin	18.7%	12.7%	600 bps

Inbound orders	$8,131.2	$2,300.8	253.4%
Backlog	$16,608.3	$8,279.5	100.6%

Onshore/Offshore reported second quarter revenue of $1,505 million. Revenue increased 12.1 percent from the prior-year quarter as activity increased on recent awards in the downstream, petrochemical and offshore sectors, more than offsetting a reduction in revenue from Yamal LNG as the project nears completion.
Onshore/Offshore reported operating profit of $274 million; adjusted EBITDA was $281.9 million. Operating profit increased 60 percent versus the prior-year quarter. Operating results in the period benefited from incremental profit related to strong execution and a bonus for completion of key milestones on Yamal LNG. These same factors drove the year-over-year increase in adjusted EBITDA; adjusted EBITDA margin increased 600 basis points from the prior-year results to 18.7 percent.

Second Quarter Onshore/Offshore Highlights

•	ENI Coral FLNG (Mozambique)
Installed first mega block for the hull during the keel laying ceremony in Korea.

•	ENOC Refinery Upgrade (Jebel Ali)
Notified that facility Ready for Start-Up.

•	Shell Prelude FLNG (Australia)
Achieved first export of LNG cargo in June.

•	ADNOC Umm Lulu (Abu Dhabi)
Successfully delivered topsides for the largest offshore oil platform in the region.

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Onshore/Offshore inbound orders for the quarter were $8,131.2 million, resulting in a book-to-bill of 5.4. The following announced award was included in the period:

•	Novatek Arctic LNG 2 Project (Russia)
Major* engineering, procurement and construction (EPC) contract by Novatek and its partners for the Arctic LNG 2 project. This development will consist of three LNG trains, each with a capacity of 6.6 million tonnes per annum, which will be installed on three gravity-based structure platforms. TechnipFMC will execute this project under a lump sum and reimbursable basis. It will cover the EPC of the three LNG trains and associated topsides, which will be manufactured on a modular basis in Asian and Russian yards.
* A “major” award is over $1 billion; the consolidated contract value to TechnipFMC for Arctic LNG 2 is $7.6 billion.

Onshore/Offshore Estimated Backlog Scheduling as of June 30, 2019 (In millions)	Consolidated backlog	Non-consolidated backlog*
2019 (6 months)	$3,252.7	$438.2
2020	$4,758.7	$673.4
2021 and beyond	$8,596.9	$1,713.8
Total	$16,608.3	$2,825.4
* Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

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Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	June 30, 2019	June 30, 2018	Change
Revenue	$420.5	$401.1	4.8%
Operating profit	$25.5	$51.5	(50.5%)
Adjusted EBITDA	$46.7	$72.6	(35.7%)
Adjusted EBITDA margin	11.1%	18.1%	(700 bps)

Inbound orders	$415.7	$414.7	0.2%
Backlog	$426.6	$415.3	2.7%

Surface Technologies reported second quarter revenue of $420.5 million, an increase of 4.8 percent from the prior-year quarter. The revenue growth was primarily driven by higher wellhead equipment sales globally and frac rental service revenue in North America, partially offset by reduced flowline product sales due to lower completions-related activity in North America.
Surface Technologies reported operating profit of $25.5 million; adjusted EBITDA was $46.7 million with a margin of 11.1 percent. Operating profit decreased versus the prior-year quarter primarily due to the continued decline in completions-related activity in North America, resulting in a weaker pricing environment and an unfavorable product line mix. These same factors drove the year-over-year decrease in adjusted EBITDA.
Inbound orders for the quarter were $415.7 million. Backlog increased 2.7 percent versus the prior-year quarter to $426.6 million. Given the short-cycle nature of the business, orders are generally converted into revenue within twelve months.

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Corporate and Other Items

Corporate expense in the second quarter was $138.9 million. Included in corporate expense were the following charges and credits:

•	$55.2 million of legal provisions, net, including the following:

◦	A provision of $70 million to maintain the probable estimate for the settlement of an investigation related to historical projects in Equatorial Guinea and Ghana;

◦
A charge of $21.3 million related to the final settlement with the U.S. Department of Justice, the U.S. Securities and Exchange Commission Staff and the Brazilian authorities to resolve investigations in Brazil and relating to the intermediary, Unaoil; and

◦	Net litigation credits, including the favorable settlement in the matter entitled TechnipFMC plc v. Samik Mukherjee and McDermott International, Inc.

•	$14.3 million of expense primarily related to merger integration and severance charges.

Excluding charges and credits, corporate expense was $69.4 million which included $18 million of foreign exchange losses.

Net interest expense was $140.6 million in the quarter, which included an increase in the liability payable to joint venture partners of $140.2 million. Net interest expense was favorably impacted by higher interest income on cash balances.
The Company recorded a tax provision during the quarter of $0.9 million. Including the impact of discrete items, the effective tax rate in the quarter was 0.8 percent.
Total depreciation and amortization for the quarter was $117.5 million, including depreciation and amortization related to purchase price accounting for the merger of $8.5 million.
The Company repurchased 1.8 million shares during the quarter. Total consideration was $40 million; cash impact in the quarter was $57.1 million due to the timing of settlement.
Cash flow from operations in the quarter was $96.6 million. The Company ended the period with cash and cash equivalents of $4,621.3 million; net cash was $839.5 million.

A new schedule (Exhibit 6) has been added to the earnings release that provides additional financial disclosures related to the Yamal LNG Joint Venture.

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2019 Financial Guidance1
Updates to the Company’s full-year guidance for 2019 are included in the revised table below and detailed on the following page:

2019 Guidance *Updated July 24, 2019

Subsea	Onshore/Offshore	Surface Technologies
Revenue in a range of $5.6 - 5.8 billion*	Revenue in a range of $6.0 - 6.3 billion	Revenue in a range of $1.6 - 1.7 billion

EBITDA margin at least 11.5%* (excluding amortization related impact of purchase price accounting, and other charges and credits)	EBITDA margin at least 16.5%* (excluding amortization related impact of purchase price accounting, and other charges and credits)	EBITDA margin at least 12% (excluding amortization related impact of purchase price accounting, and other charges and credits)

TechnipFMC
Corporate expense, net $160 - 170 million for the full year (excluding the impact of foreign currency fluctuations)

Net interest expense* $30 - 40 million for the full year (excluding the impact of revaluation of partners’ mandatorily redeemable financial liability)

Tax rate* 26 - 30% for the full year

Capital expenditures approximately $350 million for the full year

Cash flow from operating activities positive for the full year

Merger integration and restructuring costs approximately $50 million for the full year

Cost synergies $450 million total savings ($220m exit run-rate 12/31/17, $400m exit run-rate 12/31/18, $450m exit run-rate 12/31/19)

__________________________
1 Our guidance measures adjusted EBITDA margin, corporate expense, net (excluding the impact of foreign currency fluctuations), net interest expense (excluding the impact of revaluation of partners’ mandatorily redeemable financial liability), and tax rate are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.

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Updates to the Company’s full-year guidance for 2019 are detailed below:

•	Subsea revenue in a range of $5.6 - 5.8 billion, which increased from the previous guidance range of $5.4 - 5.7 billion.

•	Subsea EBITDA margin of at least 11.5% (excluding amortization related impact of purchase price accounting, and other charges and credits), which increased from the previous guidance of at least 11%.

•
Onshore/Offshore EBITDA margin of at least 16.5% (excluding amortization related impact of purchase price accounting, and other charges and credits), which increased from the previous guidance of at least 14%.

•
Net interest expense of $30 - 40 million for the full year (excluding the impact of revaluation of partners’ mandatorily redeemable financial liability), which decreased from the previous guidance range of $40 - 60 million for the full year.

•	Tax rate 26 - 30% for the full year, which has been modified from the previous guidance of 28 - 32% for the full year (excluding the impact of discrete items).

Teleconference

The Company will host a teleconference on Thursday, July 25, 2019 to discuss the second quarter 2019 financial results. The call will begin at 1 p.m. London time (8 a.m. New York time). Dial-in information and an accompanying presentation can be found at www.technipfmc.com.
Webcast access will also be available on our website prior to the start of the call. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

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###
About TechnipFMC

TechnipFMC is a global leader in subsea, onshore/offshore, and surface projects. With our proprietary technologies and production systems, integrated expertise, and comprehensive solutions, we are transforming our clients’ project economics.
We are uniquely positioned to deliver greater efficiency across project lifecycles from concept to project delivery and beyond. Through innovative technologies and improved efficiencies, our offering unlocks new possibilities for our clients in developing their oil and gas resources.
Each of our more than 37,000 employees is driven by a steady commitment to clients and a culture of purposeful innovation, challenging industry conventions, and rethinking how the best results are achieved.
To learn more about us and how we are enhancing the performance of the world’s energy industry, go to TechnipFMC.com and follow us on Twitter @TechnipFMC.

This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Words such as “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including the following known material factors:

•	unanticipated changes relating to competitive factors in our industry;

•	demand for our products and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets;

•	our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets;

•	potential liabilities arising out of the installation or use of our products;

•	cost overruns related to our fixed price contracts or capital asset construction projects that may affect revenues;

•	our ability to timely deliver our backlog and its effect on our future sales, profitability, and our relationships with our customers;

•	our reliance on subcontractors, suppliers and joint venture partners in the performance of our contracts;

•	our ability to hire and retain key personnel;

•	piracy risks for our maritime employees and assets;

•	the potential impacts of seasonal and weather conditions;

•	the cumulative loss of major contracts or alliances;

•
U.S. and international laws and regulations, including existing or future environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations;

•	disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business;

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•	risks associated with The Depository Trust Company and Euroclear for clearance services for shares traded on the NYSE and Euronext Paris, respectively;

•
the United Kingdom’s proposed withdrawal from the European Union; risks associated with being an English public limited company, including the need for “distributable profits”, shareholder approval of certain capital structure decisions, and the risk that we may not be able to pay dividends or repurchase shares in accordance with our announced capital allocation plan;

•	compliance with covenants under our debt instruments and conditions in the credit markets;

•	downgrade in the ratings of our debt could restrict our ability to access the debt capital markets;

•	the outcome of uninsured claims and litigation against us;

•	the risks of currency exchange rate fluctuations associated with our international operations;

•	significant merger-related costs;

•	risks related to our acquisition and divestiture activities;

•
failure of our information technology infrastructure or any significant breach of security, including related to cyber attacks, and actual or perceived failure to comply with data security and privacy obligations;

•
risks that the legacy businesses of FMC Technologies, Inc. and Technip S.A. will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth or that such benefits may take longer to realize than expected;

•	risks associated with tax liabilities, changes in U.S. federal or international tax laws or interpretations to which they are subject;

•
the remedial measures to address our material weaknesses could be insufficient or additional issues relating to disclosure controls and procedures or internal control over financial reporting could be identified; and

•
such other risk factors set forth in our filings with the United States Securities and Exchange Commission and in our filings with the Autorité des marchés financiers or the U.K. Financial Conduct Authority.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

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Contacts

Investor relations

Matt Seinsheimer
Vice President Investor Relations
Tel: +1 281 260 3665
Email: Matt Seinsheimer

Phillip Lindsay
Director Investor Relations (Europe)
Tel: +44 (0) 20 3429 3929
Email: Phillip Lindsay

Media relations

Christophe Bélorgeot
Senior Vice President Corporate Engagement
Tel: +33 1 47 78 39 92
Email: Christophe Belorgeot

Delphine Nayral
Director Public Relations
Tel: +33 1 47 78 34 83
Email: Delphine Nayral

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Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenue	$3,434.2	$2,960.9	$6,347.2	$6,086.1
Costs and expenses	3,120.6	2,777.6	5,898.8	5,663.5
	313.6	183.3	448.4	422.6

Other (expense) income, net	(58.4)	42.4	(70.7)	31.2

Income before net interest expense and income taxes	255.2	225.7	377.7	453.8
Net interest expense	(140.6)	(50.9)	(228.8)	(138.3)

Income before income taxes	114.6	174.8	148.9	315.5
Provision for income taxes	0.9	64.7	15.4	114.0

Net income	113.7	110.1	133.5	201.5
Net income attributable to noncontrolling interests	(16.7)	(4.4)	(15.6)	(0.7)

Net income attributable to TechnipFMC plc	$97.0	$105.7	$117.9	$200.8

Earnings per share attributable to TechnipFMC plc:
Basic	$0.22	$0.23	$0.26	$0.43
Diluted	$0.21	$0.23	$0.26	$0.43

Weighted average shares outstanding:
Basic	447.5	461.4	447.7	462.8
Diluted	451.2	463.3	451.9	464.2

Cash dividends declared per share	$0.13	$0.13	$0.26	$0.26

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Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue

Subsea	$1,508.7	$1,217.4	$2,694.0	$2,397.6
Onshore/Offshore	1,505.0	1,342.4	2,840.1	2,915.8
Surface Technologies	420.5	401.1	813.1	772.7
	$3,434.2	$2,960.9	$6,347.2	$6,086.1

Income before income taxes

Segment operating profit
Subsea	$94.6	$75.9	$144.5	$130.3
Onshore/Offshore	274.0	171.3	429.7	374.2
Surface Technologies	25.5	51.5	36.0	82.1
Total segment operating profit	394.1	298.7	610.2	586.6

Corporate items
Corporate expense (1)	(138.9)	(73.0)	(232.5)	(132.8)
Net interest expense	(140.6)	(50.9)	(228.8)	(138.3)
Total corporate items	(279.5)	(123.9)	(461.3)	(271.1)

Net income before income taxes (2)	$114.6	$174.8	$148.9	$315.5

(1)
Corporate expense primarily includes corporate staff expenses, legal reserve, share-based compensation expenses, other employee benefits, certain foreign exchange gains and losses, and merger transaction and integration expenses.

(2)	Includes amounts attributable to noncontrolling interests.

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Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended		Six Months Ended
Inbound Orders (1)	June 30,		June 30,
	2019	2018	2019	2018

Subsea	$2,632.7	$1,516.2	$5,310.4	$2,744.0
Onshore/Offshore	8,131.2	2,300.8	11,270.0	4,150.4
Surface Technologies	415.7	414.7	783.6	824.3
Total inbound orders	$11,179.6	$4,231.7	$17,364.0	$7,718.7

Order Backlog (2)	June 30,
	2019	2018

Subsea	$8,747.0	$6,177.0
Onshore/Offshore	16,608.3	8,279.5
Surface Technologies	426.6	415.3
Total order backlog	$25,781.9	$14,871.8

(1)	Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.

(2)	Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

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Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	June 30, 2019	December 31, 2018

Cash and cash equivalents	$4,621.3	$5,540.0
Trade receivables, net	2,240.4	2,469.7
Contract assets	1,612.4	1,295.0
Inventories, net	1,387.0	1,251.2
Other current assets	1,442.7	1,225.3
Total current assets	11,303.8	11,781.2

Property, plant and equipment, net	3,345.0	3,259.8
Goodwill	7,609.2	7,607.6
Intangible assets, net	1,123.7	1,176.7
Other assets	2,197.2	959.2
Total assets	$25,578.9	$24,784.5

Short-term debt and current portion of long-term debt	$80.7	$67.4
Accounts payable, trade	2,488.7	2,600.3
Contract liabilities	4,354.6	4,085.1
Other current liabilities	2,652.8	2,386.6
Total current liabilities	9,576.8	9,139.4

Long-term debt, less current portion	3,701.1	4,124.3
Other liabilities	1,882.1	1,093.4
Redeemable noncontrolling interest	38.5	38.5
TechnipFMC plc stockholders’ equity	10,334.6	10,357.6
Noncontrolling interests	45.8	31.3
Total liabilities and equity	$25,578.9	$24,784.5

TechnipFMC.com	Page 18 of 25

Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	(Unaudited)
	Six Months Ended
	June 30,
	2019	2018
Cash provided (required) by operating activities
Net income	$133.5	$201.5
Adjustments to reconcile net income (loss) to cash provided (required) by operating activities
Depreciation	176.2	179.6
Amortization	60.7	90.9
Impairments	1.2	12.5
Employee benefit plan and share-based compensation costs	37.6	15.9
Deferred income tax provision (benefit), net	(127.5)	(36.2)
Unrealized loss on derivative instruments and foreign exchange	27.5	31.5
Income from equity affiliates, net of dividends received	(24.1)	(51.8)
Other	230.5	51.0
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	(82.8)	(173.6)
Inventories, net	(134.9)	(154.2)
Accounts payable, trade	(105.0)	(912.1)
Contract liabilities	274.2	308.1
Income taxes payable (receivable), net	(68.4)	(77.4)
Other current assets and liabilities, net	(240.6)	208.3
Other noncurrent assets and liabilities, net	59.9	(179.2)
Cash provided (required) by operating activities	218.0	(485.2)

Cash provided (required) by investing activities
Capital expenditures	(270.5)	(134.8)
Payment to acquire debt securities	(59.7)	—
Proceeds from sale of debt securities	18.9	—
Acquisitions, net of cash acquired	—	(103.4)
Cash divested from deconsolidation	—	1.7
Proceeds from sale of assets	1.3	6.2
Other	—	(5.4)
Cash required by investing activities	(310.0)	(235.7)

Cash required by financing activities
Net decrease in short-term debt	(17.9)	(22.4)
Net (decrease) increase in commercial paper	(479.5)	83.7
Proceeds from issuance of long-term debt	96.2	2.5
Purchase of ordinary shares	(90.1)	(226.3)
Dividends paid	(116.6)	(120.2)
Settlements of mandatorily redeemable financial liability	(220.6)	(124.2)
Other	—	1.0
Cash required by financing activities	(828.5)	(405.9)
Effect of changes in foreign exchange rates on cash and cash equivalents	1.8	(55.2)
Decrease in cash and cash equivalents	(918.7)	(1,182.0)
Cash and cash equivalents, beginning of period	5,540.0	6,737.4
Cash and cash equivalents, end of period	$4,621.3	$5,555.4

TechnipFMC.com	Page 19 of 25

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA FOR YAMAL LNG JOINT VENTURE
(In millions, unaudited)

We control the voting control interests in the legal onshore/offshore contract entities which own and account for the design, engineering, and construction of the Yamal LNG plant. Our partners have a 50% joint interest in these entities. Below is summarized financial information for the consolidated Yamal LNG joint venture as reflected at 100% in our consolidated financial statements.

June 30,
2019
Contract liabilities	$1,721.1
Mandatorily redeemable financial liability	412.8

Three Months Ended
June 30,
2019
Cash required by operating activities	$(21.2)
Settlements of mandatorily redeemable financial liability	(45.7)

TechnipFMC.com	Page 20 of 25

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the second quarter 2019 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2018 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	June 30, 2019
	Net income attributable to TechnipFMC plc	Net income attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$97.0	$(16.7)	$0.9	$(140.6)	$255.2	$117.5	$372.7

Charges and (credits):
Impairment and other charges	0.4	—	0.1	—	0.5	—	0.5
Restructuring and other severance charges	6.7	—	2.0	—	8.7	—	8.7
Business combination transaction and integration costs	9.8	—	3.1	—	12.9	—	12.9
Legal provision, net	55.2	—	—	—	55.2	—	55.2
Purchase price accounting adjustment	6.5	—	2.0	—	8.5	(8.5)	—
Adjusted financial measures	$175.6	$(16.7)	$8.1	$(140.6)	$341.0	$109.0	$450.0

Diluted earnings per share attributable to TechnipFMC plc, as reported	$0.21
Adjusted diluted earnings per share attributable to TechnipFMC plc	$0.39

	Three Months Ended
	June 30, 2018
	Net income attributable to TechnipFMC plc	Net income attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$105.7	$(4.4)	$64.7	$(50.9)	$225.7	$138.7	$364.4

Charges and (credits):
Impairment and other charges	6.9	—	2.6	—	9.5	—	9.5
Restructuring and other severance charges	1.4	—	0.5	—	1.9	—	1.9
Business combination transaction and integration costs	6.5	—	2.5	—	9.0	—	9.0
Purchase price accounting adjustment	11.3	—	3.4	—	14.7	(22.3)	(7.6)
Adjusted financial measures	$131.8	$(4.4)	$73.7	$(50.9)	$260.8	$116.4	$377.2

Diluted earnings per share attributable to TechnipFMC plc, as reported	$0.23
Adjusted diluted earnings per share attributable to TechnipFMC plc	$0.28

TechnipFMC.com	Page 21 of 25

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the second quarter 2019 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2018 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Six Months Ended
	June 30, 2019
	Net income attributable to TechnipFMC plc	Net income attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$117.9	$15.6	$15.4	$228.8	$377.7	$236.9	$614.6

Charges and (credits):
Impairment and other charges	0.9	—	0.3	—	1.2	—	1.2
Restructuring and other severance charges	18.3	—	6.2	—	24.5	—	24.5
Business combination transaction and integration costs	18.7	—	6.3	—	25.0	—	25.0
Reorganization	19.2	—	6.1	—	25.3	—	25.3
Legal provision, net	55.2	—	—	—	55.2	—	55.2
Purchase price accounting adjustment	13.0	—	4.0	—	17.0	(17.0)	—
Valuation allowance	(40.3)	—	40.3	—	—	—	—
Adjusted financial measures	$202.9	$15.6	$78.6	$228.8	$525.9	$219.9	$745.8

Diluted earnings per share attributable to TechnipFMC plc, as reported	$0.26
Adjusted diluted earnings per share attributable to TechnipFMC plc	$0.45

	Six Months Ended
	June 30, 2018
	Net income attributable to TechnipFMC plc	Net income attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$200.8	$0.7	$114.0	$138.3	$453.8	$270.5	$724.3

Charges and (credits):
Impairment and other charges	9.1	—	3.4	—	12.5	—	12.5
Restructuring and other severance charges	7.6	—	2.8	—	10.4	—	10.4
Business combination transaction and integration costs	10.6	—	4.0	—	14.6	—	14.6
Purchase price accounting adjustment	35.2	—	10.8	—	46.0	(44.0)	2.0
Adjusted financial measures	$263.3	$0.7	$135.0	$138.3	$537.3	$226.5	$763.8

Diluted earnings per share attributable to TechnipFMC plc, as reported	$0.43
Adjusted diluted earnings per share attributable to TechnipFMC plc	$0.57

TechnipFMC.com	Page 22 of 25

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	June 30, 2019
	Subsea	Onshore/ Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$1,508.7	$1,505.0	$420.5	$—	$3,434.2

Operating profit (loss), as reported (pre-tax)	$94.6	$274.0	$25.5	$(138.9)	$255.2

Charges and (credits):
Impairment and other charges	(0.1)	—	0.6	—	0.5
Restructuring and other severance charges	4.6	2.1	0.6	1.4	8.7
Business combination transaction and integration costs	—	—	—	12.9	12.9
Legal provision, net	—	—	—	55.2	55.2
Purchase price accounting adjustments - amortization related	8.5	—	—	—	8.5
Subtotal	13.0	2.1	1.2	69.5	85.8

Adjusted Operating profit (loss)	107.6	276.1	26.7	(69.4)	341.0

Adjusted Depreciation and amortization	78.6	5.8	20.0	4.6	109.0

Adjusted EBITDA	$186.2	$281.9	$46.7	$(64.8)	$450.0

Operating profit margin, as reported	6.3%	18.2%	6.1%		7.4%

Adjusted Operating profit margin	7.1%	18.3%	6.3%		9.9%

Adjusted EBITDA margin	12.3%	18.7%	11.1%		13.1%

	Three Months Ended
	June 30, 2018
	Subsea	Onshore/ Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$1,217.4	$1,342.4	$401.1	$—	$2,960.9

Operating profit (loss), as reported (pre-tax)	$75.9	$171.3	$51.5	$(73.0)	$225.7

Charges and (credits):
Impairment and other charges	6.8	(2.6)	1.4	3.9	9.5
Restructuring and other severance charges	4.2	(6.5)	2.9	1.3	1.9
Business combination transaction and integration costs	—	—	—	9.0	9.0
Purchase price accounting adjustments - non-amortization related	(8.6)	—	1.2	(0.2)	(7.6)
Purchase price accounting adjustments - amortization related	22.4	—	(0.2)	0.1	22.3
Subtotal	24.8	(9.1)	5.3	14.1	35.1

Adjusted Operating profit (loss)	100.7	162.2	56.8	(58.9)	260.8

Adjusted Depreciation and amortization	90.5	8.7	15.8	1.4	116.4

Adjusted EBITDA	$191.2	$170.9	$72.6	$(57.5)	$377.2

Operating profit margin, as reported	6.2%	12.8%	12.8%		7.6%

Adjusted Operating profit margin	8.3%	12.1%	14.2%		8.8%

Adjusted EBITDA margin	15.7%	12.7%	18.1%		12.7%

TechnipFMC.com	Page 23 of 25

Exhibit 10
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Six Months Ended
	June 30, 2019
	Subsea	Onshore/ Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$2,694.0	$2,840.1	$813.1	$—	$6,347.2

Operating profit (loss), as reported (pre-tax)	$144.5	$429.7	$36.0	$(232.5)	$377.7

Charges and (credits):
Impairment and other charges	0.6	—	0.6	—	1.2
Restructuring and other severance charges	6.2	5.9	2.1	10.3	24.5
Business combination transaction and integration costs	—	—	—	25.0	25.0
Reorganization	—	25.3	—	—	25.3
Legal provision, net	—	—	—	55.2	55.2
Purchase price accounting adjustments - amortization related	17.0	—	—	—	17.0
Subtotal	23.8	31.2	2.7	90.5	148.2

Adjusted Operating profit (loss)	168.3	460.9	38.7	(142.0)	525.9

Adjusted Depreciation and amortization	157.6	15.8	38.1	8.4	219.9

Adjusted EBITDA	$325.9	$476.7	$76.8	$(133.6)	$745.8

Operating profit margin, as reported	5.4%	15.1%	4.4%		6.0%

Adjusted Operating profit margin	6.2%	16.2%	4.8%		8.3%

Adjusted EBITDA margin	12.1%	16.8%	9.4%		11.8%

	Six Months Ended
	June 30, 2018
	Subsea	Onshore/ Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$2,397.6	$2,915.8	$772.7	$—	$6,086.1

Operating profit (loss), as reported (pre-tax)	$130.3	$374.2	$82.1	$(132.8)	$453.8

Charges and (credits):
Impairment and other charges	7.2	—	1.4	3.9	12.5
Restructuring and other severance charges	6.9	(5.6)	5.3	3.8	10.4
Business combination transaction and integration costs	—	—	—	14.6	14.6
Purchase price accounting adjustments - non-amortization related	(2.6)	—	4.8	(0.2)	2.0
Purchase price accounting adjustments - amortization related	44.3	—	(0.3)	—	44.0
Subtotal	55.8	(5.6)	11.2	22.1	83.5

Adjusted Operating profit (loss)	186.1	368.6	93.3	(110.7)	537.3

Adjusted Depreciation and amortization	177.1	17.3	29.6	2.5	226.5

Adjusted EBITDA	$363.2	$385.9	$122.9	$(108.2)	$763.8

Operating profit margin, as reported	5.4%	12.8%	10.6%		7.5%

Adjusted Operating profit margin	7.8%	12.6%	12.1%		8.8%

Adjusted EBITDA margin	15.1%	13.2%	15.9%		12.5%

TechnipFMC.com	Page 24 of 25

Exhibit 11
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	June 30, 2019	December 31, 2018
Cash and cash equivalents	$4,621.3	$5,540.0
Short-term debt and current portion of long-term debt	(80.7)	(67.4)
Long-term debt, less current portion	(3,701.1)	(4,124.3)
Net cash	$839.5	$1,348.3

Net (debt) cash, is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt, or net cash, is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net (debt) cash should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity.

TechnipFMC.com	Page 25 of 25